Exhibit 99.1

PolarityTE Reports Second Quarter 2022 Financial Results and Provides Business Update

PolarityTE to host conference call and webcast today, August 11, 2022, at 4:30 p.m. ET

SALT LAKE CITY, August 11, 2022 – PolarityTE, Inc. (Nasdaq: PTE) a biotechnology company developing regenerative tissue products and biomaterials, today provided a business update and reported financial results for the quarterly period ended June 30, 2022.

Recent Business and Financial Updates

●

In January 2022, PolarityTE was advised by the U.S. Food and Drug Administration (FDA) that it could conduct human clinical trials under PolarityTE’s investigational new drug application (IND) for SkinTE. In May 2022, the FDA granted PolarityTE’s request for SkinTE to be designated as a Regenerative Medicine Advanced Therapy (RMAT). As a result of the RMAT designation the Company was able to engage in an expedited dialogue with the FDA on the tasks that are likely to be necessary to support a Biologics License Application (BLA) for SkinTE. Based on that dialogue the Company plans to run a second multi-center, randomized controlled trial under its current IND to support approval of a broad diabetic foot ulcers (DFUs) indication for SkinTE in a BLA, and the Company plans to follow-up with the FDA regarding the design and implementation of the second clinical trial. The Company believes this strategy will be the fastest and least costly approach to achieving its first BLA submission for SkinTE, with DFUs representing the largest market opportunity within the category of chronic cutaneous ulcers. The Company plans to further engage with the FDA to fully define its development plan for other wound indications.

●

In May 2022, PolarityTE began enrollment in its Phase III randomized controlled trial (RCT), which is a pivotal study under its open IND. The RCT will enroll up to 100 subjects at up to 20 clinical sites in the United States. Subjects will be randomized to one of two treatment groups, receiving either SkinTE plus the standard of care (SOC) or the SOC alone. The primary endpoint is the incidence of DFUs closed at 24 weeks. Secondary endpoints include percent area reduction (PAR) at 4, 8, 12, 16 and 24 weeks; improved quality of life, including social isolation, depression, odor, improved function, ambulation, and return to activities based on changes in wound quality of life; and new onset infection of the DFU requiring treatment with topical and/or systemic antibiotics. The Company estimates that it may be able to complete enrollment of 100 subjects by the end of calendar year 2023

●	At the end of April 2022, the Company sold its preclinical research services business operated under its subsidiary, IBEX Preclinical Research, Inc. (“IBEX”), and related real estate assets, and the Company received a promissory note in the principal amount of $0.4 million for the IBEX business and net cash proceeds of $2.3 million from the sale of the real property associated with that business.
●	The Company had cash and cash equivalents of $20.5 million and working capital of $19.4 million at June 30, 2022.

Richard Hague, Chief Executive Officer, commented, “The RMAT designation we achieved has already benefited us by expediting direct communication with the FDA, which has provided important guidance on the milestones we need to achieve to efficiently advance our development program for SkinTE in the DFU indication, and what additional work we may need to do to for SkinTE to be approved for other indications. This will allow us to prioritize our efforts to advance SkinTE and effectively manage our capital and resources accordingly.”

Financial Results for the Period Ended June 30, 2022

There have been significant changes in the Company’s operations affecting its results of operations for the six-month period ended June 30, 2022, compared to six-month period ended June 30, 2021.

On July 23, 2021, the Company submitted an IND for SkinTE to the FDA as the first step in the regulatory process for obtaining licensure for SkinTE under Section 351 of the Public Health Service Act. The FDA subsequently issued clinical hold correspondence identifying certain issues that needed to be addressed before the IND could be approved. The Company provided responses to the FDA, and on January 14, 2022, the FDA sent correspondence informing the Company that the clinical hold had been removed. Acceptance of the IND by the FDA enables the Company to commence the first of two expected pivotal studies needed to support a BLA for SkinTE. The Company ceased selling SkinTE at the end of May 2021, when the period of enforcement discretion previously announced by the FDA with respect to its IND and premarket approval requirements for regenerative medicine therapies, such as SkinTE, came to an end, and the Company does not expect to be able to commercialize SkinTE until a BLA is approved, which the Company believes will take at least three to four years. Consequently, the Company recognized products net revenues in the six months of 2021, and did not have any such revenues in the first six months of 2022.

The Company’s subsidiary, Arches Research, Inc. (“Arches”) began offering COVID-19 testing services in May 2020 under 30-day renewable testing agreements with multiple nursing home and pharmacy facilities in the state of New York controlled by a single company, which substantially added to the Company’s services net revenues in the first three months of 2021. When the New York nursing homes and pharmacies adopted on-site employee testing at the end of March 2021, the Company’s COVID-19 testing revenues declined substantially, and in August 2021, the Company decided to cease COVID-19 testing. Arches focused its research and development resources on supporting our IND and clinical trial efforts for the remainder of 2021 and continued in that role in the first quarter of 2022. However, going forward the Company does not expect it will have the same need for research and development staff associated with product development and, as a result, the Company reduced research and development staff in April 2022, and began to eliminate or sell certain items of equipment that had been leased or purchased for its research and development activity.

While the Company was exploring the opportunities for selling IBEX and the real property used in the IBEX business, IBEX assumed a more passive approach to marketing its services, which resulted in a decline in IBEX services revenues in the first six months of 2022 compared to the first six months of 2021. With the sale of IBEX and related real property completed at the end of April 2022, the Company’s services net revenues were nominal in the first six months of 2022 and the Company does not expect any services net revenues in the last six months of 2022.

As a result of the foregoing developments, the Company made a number of changes to its operations that impacted its results of operations. These included reductions in work force and reducing the services and infrastructure needed to support a larger work force and commercial sales effort.

Comparison of the six months and three months ended June 30, 2022, to the six months and three months ended June 30, 2021

Net Revenues and Gross Profit. The Company ceased commercial sales of SkinTE in the second calendar quarter of 2021 and sold the IBEX services business at the end of April 2022, so the Company was not engaged in any revenue generating business activity at June 30, 2022, and does not expect to generate operating revenues from any business activity for the foreseeable future. The decreases in revenues, cost of revenues, and gross (loss) profit for the six-month and three-month periods ended June 30, 2022, compared to the same periods in 2021 are consistent with the Company’s cessation of revenue-generating business activity.

Operating Costs and Expenses. Operating costs and expenses decreased $5.2 million, or 25%, for the six-month period ended June 30, 2022, compared to the six-month period ended June 30, 2021, and decreased $3.6 million, or 35%, for the three-month period ended June 30, 2022, compared to the three-month period ended June 30, 2021.

Research and development expenses decreased 10% for the six-month period ended June 30, 2022, compared to the six-month period ended June 30, 2021, and decreased 27%, for the three-month period ended June 30, 2022, compared to the three-month period ended June 30, 2021. The decrease is primarily attributable to costs in the six-month period ended June 30, 2021, for completing the Company’s pre-IND diabetic foot ulcers trial, lab supplies for work on preparing the technical items for the Company’s IND, and consulting services for preparing the IND that did not recur in the six-month period ended June 30, 2022, which was partially offset by an increase primarily attributable to the SkinTE manufacturing and overhead personnel redirecting their efforts following the cessation of SkinTE sales to research and development activities and increased costs related to quality control supplies and infrastructure implemented for the Company’s DFU clinical trial.

The amount of general and administrative expenses decreased 14% for the six-month period ended June 30, 2022, compared to the six-month period ended June 30, 2021, and decreased 28%, for the three-month period ended June 30, 2022, compared to the three-month period ended June 30, 2021. The Company effectuated a reduction in force for its commercial operations in the second quarter of 2021. Consequently, there were reductions in cash compensation, stock compensation, consulting fees, and travel expense. Furthermore, with the cessation of SkinTE sales the Company re-allocated manufacturing supplies and compensation from general and administrative expenses to research and development costs. These reductions were offset by professional fees incurred in connection with the Company’s pursuit of a strategic transaction that did not materialize and investment banking fees paid in connection with an at-the-market offering the Company terminated in the first quarter of 2022.

In the first six months of 2021, the Company incurred sales and marketing costs related to its commercial sales effort that did not recur in the first six months of 2022. In connection with terminating commercial sales of SkinTE, the Company realized as a restructuring charge a loss on impairment of property and equipment in the amount of $0.4 million and a charge of $0.3 million for employee severance and revaluing of equity awards related to severance, which was offset by a gain of $0.3 from early termination of an office/ laboratory lease in Augusta, Georgia. In the first six months of 2022 the Company realized a nominal amount of restructuring charges on employee severance.

Operating Loss and Net Loss. Operating loss decreased $1.2 million, or 7%, for the six-month period ended June 30, 2022, compared to the six-month period ended June 30, 2021, and decreased $1.9 million, or 22%, for the three-month period ended June 30, 2022, compared to the three-month period ended June 30, 2021.

Net loss decreased $16.8 million, or 81%, for the six-month period ended June 30, 2022, compared to the six-month period ended June 30, 2021, and decreased $3.1 million, or 98%, for the three-month period ended June 30, 2022, compared to the three-month period ended June 30, 2021. Warrants issued in connection with financings we completed in 2022, 2021 and 2020 are classified as liabilities and remeasured each period until settled, classified as equity, or expiration. As a result of the periodic remeasurement, the Company recorded a gain for change in fair value of common stock warrant liability of $11.7 million for the six-month period ended June 30, 2022, compared to a loss of $2.2 million for the six-month period ended June 30, 2021, and a gain for change in fair value of common stock warrant liability of $6.6 million for the three-month period ended June 30, 2022, compared to a gain of $1.8 million for the three-month period ended June 30, 2021. The Company issued common stock purchase warrants in January 2021, as an inducement to holders of warrants issued in December 2020 to exercise those December warrants. As a result, the Company recognized an inducement loss of $5.2 million for the six-month period ended June 30, 2021. There was no similar inducement loss in the first six months of 2022.

Non-GAAP Financial Measure

The table below provides a reconciliation of adjusted net loss, which is a non-GAAP measure that shows net loss before fair value adjustments relating to the Company’s common stock warrant liability and warrant inducement loss, to GAAP net loss. The Company believes adjusted net loss is useful to investors because it eliminates the effect of non-operating items that can significantly fluctuate from period to period due to fair value remeasurements. For purposes of calculating non-GAAP per share metrics, the same denominator is used as that which was used in calculating net loss per share under GAAP. Other companies may calculate adjusted net loss differently than the Company does. Adjusted net loss has limitations as an analytical tool and you should not consider adjusted net loss in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Adjusted Net Loss Attributable to Common Stockholders

(in thousands - unaudited non-GAAP measure)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
GAAP Net Loss	$(68)	$(3,188)	$(3,839)	$(20,598)
Change in fair value of common stock warrant liability	(6,630)	(1,807)	(11,735)	2,220
Inducement loss on sale of liability classified warrants	–	–	–	5,197
Non-GAAP adjusted net loss attributable to common stockholders – basic & diluted	$(6,698)	$(4,995)	$(15,574)	$(13,181)

GAAP net loss per share attributable to common stockholders
Basic*	$(0.01)	$(0.99)	$(0.85)	$(6.57)
Diluted*	$(0.49)	$(1.01)	$(1.37)	$(6.57)

Non-GAAP adjusted net loss per share attributable to common stockholders
Basic and diluted*	$(1.30)	$(1.55)	$(3.45)	$(4.20)

* Giving retroactive effect to the 1-for-25 reverse stock split effectuated on May 16, 2022

Conference Call and Webcast Details

The conference call can be accessed by calling 1-800-207-0148 with passcode 893469 and referencing “PolarityTE Second Quarter 2022 Business Update and Financial Results.” A webcast of the conference call can be accessed by using the link below.

Earnings Call Webcast - CLICK HERE

A replay of the earnings conference call will be available for 30 days, beginning approximately one hour after the conclusion of the call and can be found by visiting PolarityTE’s website at https://www.polarityte.com/news-media/events, or by clicking on the link above.

About PolarityTE®

PolarityTE, Inc., headquartered in Salt Lake City, Utah, is a biotechnology company developing regenerative tissue products. PolarityTE’s first regenerative tissue product is SkinTE®. PolarityTE has an open investigational new drug application (IND) for SkinTE® with the U.S. Food and Drug Administration (FDA) and is now pursuing the first of two pivotal studies on SkinTE® needed to support a biologics license application (BLA). SkinTE® is available for investigational use only. Learn more at www.PolarityTE.com.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic, future clinical studies, and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

PolarityTE Investor Relations

ir@PolarityTE.com

385-831-5284

Media:

David Schull or Ignacio Guerrero-Ros
David.schull@russopartnersllc.com
Ignacio.guerrero-ros@russopartnersllc.com

POLARITYTE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021

ASSETS
Current assets
Cash and cash equivalents	$20,518	$19,375
Accounts receivable, net	–	978
Assets held for sale	387	441
Prepaid expenses and other current assets	1,992	1,595
Total current assets	22,897	22,389
Property and equipment, net	3,670	6,923
Operating lease right-of-use assets	554	1,146
Other assets	910	720
TOTAL ASSETS	$28,031	$31,178

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,944	$3,115
Other current liabilities	1,568	1,520
Deferred revenue	–	74
Total current liabilities	3,512	4,709
Common stock warrant liability	4,222	6,844
Operating lease liabilities	63	43
Other long-term liabilities	188	338
Total liabilities	7,985	11,934

Commitments and Contingencies (Note 16)

STOCKHOLDERS’ EQUITY
Preferred stock – 25,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2022 and December 31, 2021	–	–
Common stock - $.001 par value; 250,000,000 shares authorized; 4,971,236 and 3,299,379 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively*	5	3
Additional paid-in capital	532,278	527,639
Accumulated deficit	(512,237)	(508,398)
Total stockholders’ equity	20,046	19,244
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$28,031	$31,178

* Giving retroactive effect to the 1-for-25 reverse stock split effectuated on May 16, 2022

POLARITYTE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited, in thousands, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net revenues
Products	$–	$1,195	$–	$2,924
Services	73	1,342	814	4,322
Total net revenues	73	2,537	814	7,246
Cost of revenues
Products	–	207	–	448
Services	125	717	616	2,641
Total costs of revenues	125	924	616	3,089
Gross (loss) profit	(52)	1,613	198	4,157
Operating costs and expenses
Research and development	3,078	4,190	5,938	6,621
General and administrative	3,562	4,941	9,771	11,312
Sales and marketing	–	1,099	–	2,625
Restructuring and other charges	38	11	38	436
Impairment of assets held for sale	–	–	54	–
Total operating costs and expenses	6,678	10,241	15,801	20,994
Operating loss	(6,730)	(8,628)	(15,603)	(16,837)
Other income (expense), net
Gain on extinguishment of debt	–	3,612	–	3,612
Change in fair value of common stock warrant liability	6,630	1,807	11,735	(2,220)
Inducement loss on sale of liability classified warrants	–	–	–	(5,197)
Interest expense, net	(14)	(39)	(29)	(77)
Other income, net	46	60	58	121
Net loss and comprehensive loss	$(68)	$(3,188)	$(3,839)	$(20,598)

Net loss per share attributable to common stockholders
Basic*	$(0.01)	$(0.99)	$(0.85)	$(6.57)
Diluted*	$(0.49)	$(1.01)	$(1.37)	$(6.57)
Weighted average shares outstanding
Basic*	5,148,106	3,224,117	4,512,692	3,135,715
Diluted*	5,418,552	3,246,490	4,803,671	3,135,715

* Giving retroactive effect to the 1-for-25 reverse stock split effectuated on May 16, 2022

POLARITYTE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,839)	$(20,598)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,292	3,124
Depreciation and amortization	858	1,437
Impairment of assets held for sale	54	–
Amortization of intangible assets	–	95
Bad debt expense	–	134
Inventory write-off	–	697
Gain on extinguishment of debt – PPP loan	–	(3,612)
Change in fair value of common stock warrant liability	(11,735)	2,220
Inducement loss on sale of liability classified warrants	–	5,197
Loss on restructuring and other charges	–	269
(Gain) loss on sale of property and equipment	(36)	7
Gain on sale of subsidiary and property	(32)	–
Changes in operating assets and liabilities:
Accounts receivable	396	1,643
Inventory	–	110
Prepaid expenses and other current assets	(187)	(1,294)
Operating lease right-of-use assets	592	666
Other assets/liabilities, net	–	245
Accounts payable and accrued expenses	(1,015)	(221)
Other current liabilities	–	(14)
Deferred revenue	(51)	(82)
Operating lease liabilities	(564)	(728)
Net cash used in operating activities	(14,267)	(10,705)
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
Purchase of property and equipment	(31)	(18)
Proceeds from sale of property and equipment	165	10
Proceeds from sale of subsidiary and property, net of selling expenses and cash sold	2,327	–
Net cash provided by/(used in) investing activities	2,461	(8)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from insurance financing arrangements	1,027	1,028
Principal payments on term note payable and financing arrangements	(353)	(359)
Principal payments on financing leases	(186)	(272)
Net proceeds from the sale of common stock, warrants and pre-funded warrants	7,823	9,884
Proceeds from the sale of warrants	–	1,002
Proceeds from warrants exercised	–	6,671
Proceeds from pre-funded warrants exercised	1	8
Net proceeds from the sale of preferred stock and warrants	4,814	–
Cash paid for tax withholdings related to net share settlement	(179)	(188)
Proceeds from stock options exercised	–	3
Proceeds from ESPP purchase	2	28
Net cash provided by financing activities	12,949	17,805
Net increase in cash and cash equivalents	1,143	7,092
Cash and cash equivalents - beginning of period	19,375	25,522
Cash and cash equivalents - end of period	$20,518	$32,614

Supplemental cash flow information:
Cash paid for interest	$39	$66

Supplemental schedule of non-cash investing and financing activities:
Fair value of placement agent warrants issued in connection with offerings	$417	$838
Reclassification of warrant liability to stockholders’ equity upon exercise of warrant	$–	$8,964
Conversion of Series A and Series B preferred stock into common stock	$16	$–
Allocation of financing to warrant liability	$9,113	$8,629
Deferred and accrued offering costs	$98	$400
Sale of assets held for sale in exchange for a note receivable	$400	$–
Reclassification of lease deposit to short term	$210	$–